Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 pr@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2013 Results and Announces Share Repurchase Program

NEW YORK, January 23, 2014 - Travelzoo Inc. (NASDAQ: TZOO):

Fourth Quarter 2013 Financial Highlights:

•	Revenue of $37.5 million, up 1% year-over-year

•	Operating income of $4.5 million, up 3% year-over-year

•	Net income of $3.2 million

•	Earnings per share of $0.21, compared to $0.24 in the prior-year period

•	Cash used in operations was $1.8 million

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2013, with revenue of $37.5 million, an increase of 1% year-over-year. Operating income was $4.5 million, up 3% year-over-year. Net income was $3.2 million, with earnings per share of $0.21, down from $0.24 in the prior-year period.

Travelzoo also announced that its board of directors has authorized the repurchase of up to 500,000 of the company's outstanding common shares. Purchases may be made, from time to time, in the open market and will be funded from available cash. The number of shares to be purchased and the timing of purchases will be based on the level of Travelzoo's cash balances, general business and market conditions, and other factors, including alternative investment opportunities.

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"Our Travel products showed continued strength in Q4, particularly in Europe, which contributed 40% of the company's profits. These gains were offset by revenue declines in SuperSearch and Fly.com," said Chris Loughlin, chief executive officer. "We will continue to invest in audience and products to spur future growth. These include our hotel booking platform, which is now in internal testing, as well as features that make it easier for our users to find deals when and where they need them, particularly on their mobile devices."

For the full year, revenue was $158.2 million, an increase of 5% year-over-year. GAAP operating income was $2.3 million, down 91% year-over-year. Non-GAAP operating income was $24.3 million, down 15% year-over-year. GAAP net loss was $5.0 million, with loss per share of $0.33, compared to earnings per share of $1.14 in the prior-year period. Non-GAAP net income was $17.0 million, with earnings per share of $1.11, down from $1.33 in the prior-year period. For the year ended December 31, 2013 and 2012, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share exclude a $22.0 million and a $3.0 million charge related to a reserve for Travelzoo Inc.'s settlement agreements in connection with a dispute over unclaimed property audits.

North America
North America business segment revenue decreased 3% year-over-year to $25.6 million. Operating profit for the fourth quarter was $2.7 million, or 10% of revenue, down from $3.4 million, or 13% of revenue, in the prior-year period.

Europe
Europe business segment revenue increased 12% year-over-year to $11.9 million. In local currency terms, revenue increased 11% year-over-year. Operating profit for the fourth quarter was $1.8 million, or 15% of revenue, up from $1.0 million, or 9% of revenue in the prior-year period.

Search Products
In response to declining revenue and profit from its Search products, which include SuperSearch and Fly.com, the Company has initiated a performance review, which may result in merging the products, discontinuing or replacing one or both of them. "Challenges in traffic acquisition from search engines and poor monetization on mobile devices have led to continued declines in Search revenue," said Glen Ceremony, chief financial officer. "As we are reviewing these products and working on their improvement, we will also put a stronger focus on profitability, which could result in a revenue decline of approximately $1.5 million from SuperSearch versus the prior-year period."

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Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 23.3 million as of December 31, 2013, up 4% from December 31, 2012. In North America, total unduplicated number of subscribers was 16.6 million as of December 31, 2013, up 3% from December 31, 2012. In Europe, total unduplicated number of subscribers was 6.8 million as of December 31, 2013, up 6% from December 31, 2012.

Income Taxes
Income tax expense was $1.3 million, compared to $692,000 in the prior-year period. The effective income tax rate was 29%, up from 16% in the prior-year period.

Asset Management
During the fourth quarter of 2013, Travelzoo used $1.8 million of cash from operating activities. Accounts receivable increased by $360,000 over the prior-year period to $14.0 million. Accounts payable increased by $3.1 million over the prior-year period to $31.8 million. Capital expenditures were $1.9 million, up from $698,000 in the prior-year period. As of December 31, 2013, cash and cash equivalents were $66.2 million.

Non-GAAP Measures
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the charges related to our unexchanged promotional shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. As the only difference between GAAP and non-GAAP measures is the charges related to our unexchanged promotional shares, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP measures in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release for a summary of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

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•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$37,475	$37,028	$158,234	$151,168
Cost of revenues	4,670	4,073	17,402	15,745
Gross profit	32,805	32,955	140,832	135,423
Operating expenses:
Sales and marketing	17,307	18,489	74,870	68,242
General and administrative	11,025	10,109	41,684	38,692
Unexchanged promotional shares	—	—	22,000	3,000
Total operating expenses	28,332	28,598	138,554	109,934
Income from operations	4,473	4,357	2,278	25,489
Other income	61	92	429	309
Income before income taxes	4,534	4,449	2,707	25,798
Income taxes	1,304	692	7,718	7,600
Net income (loss)	$3,230	$3,757	$(5,011)	$18,198
Net income (loss) per share:
Basic	$0.22	$0.24	$(0.33)	$1.15
Diluted	$0.21	$0.24	$(0.33)	$1.14
Weighted Average Shares:
Basic	14,997	15,659	15,269	15,866
Diluted	15,072	15,659	15,269	15,901

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$66,223	$61,169
Accounts receivable, net	13,986	13,626
Income taxes receivable	2,656	6,682
Deposits	396	389
Prepaid expenses and other current assets	3,202	2,260
Deferred tax assets	1,143	2,194
Restricted cash	200	—
Funds held for reverse/forward stock split	13,668	—
Total current assets	101,474	86,320
Deposits, less current portion	1,168	1,107
Deferred tax assets, less current portion	2,032	1,710
Restricted cash	1,479	3,396
Property and equipment, net	8,245	4,314
Intangible assets, net	404	986
Total assets	$114,802	$97,833
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,766	$28,695
Accrued expenses	10,543	8,993
Deferred revenue	1,578	2,698
Deferred rent	281	280
Reserve for unexchanged promotional shares	12,726	3,000
Payable to shareholders for reverse/forward stock split	13,668	—
Total current liabilities	70,562	43,666
Long-term tax liabilities	10,436	10,030
Deferred rent, less current portion	2,469	798
Total liabilities	83,467	54,494
Common stock	163	163
Treasury stock	(15,662)	(7,898)
Additional paid-in capital	10,247	8,863
Accumulated other comprehensive loss	(530)	(737)
Retained earnings	37,117	42,948
Total stockholders’ equity	31,335	43,339
Total liabilities and stockholders’ equity	$114,802	$97,833

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$3,230	$3,757	$(5,011)	$18,198
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	795	683	2,980	2,539
Deferred income taxes	65	(2,174)	706	(2,178)
Stock-based compensation	395	307	1,384	1,207
Provision for losses on accounts receivable	15	46	(29)	162
Net foreign currency effects	(5)	1	33	(4)
Changes in operating assets and liabilities:
Accounts receivable	932	1,784	(173)	(285)
Deposits	(67)	(24)	(50)	(406)
Income tax receivable	1,873	3,351	4,042	5,171
Prepaid expenses and other current assets	290	328	(685)	87
Accounts payable	3,494	5,211	2,453	6,403
Accrued expenses	475	(630)	1,515	2,568
Deferred revenue	(165)	190	(1,121)	513
Deferred rent	383	25	682	45
Income tax payable	(1,298)	(1)	(6)	(285)
Reserve for unexchanged promotional shares	(12,274)	—	9,726	3,000
Other non-current liabilities	47	156	406	(35)
Net cash provided by (used in) operating activities	(1,815)	13,010	16,852	36,700
Cash flows from investing activities:
Purchases of intangible asset	—	(677)	—	(677)
Release (purchases) of restricted cash	—	(272)	1,786	(272)
Purchases of property and equipment	(1,866)	(698)	(5,461)	(2,744)
Net cash used in investing activities	(1,866)	(1,647)	(3,675)	(3,693)
Cash flows from financing activities:
Repurchase of common stock	(7,764)	(7,898)	(7,764)	(11,509)
Reverse/forward stock split, including transaction costs	(688)	—	(688)	—
Net cash used in financing activities	(8,452)	(7,898)	(8,452)	(11,509)
Effect of exchange rate on cash and cash equivalents	456	70	329	927
Net increase (decrease) in cash and cash equivalents	(11,677)	3,535	5,054	22,425
Cash and cash equivalents at beginning of period	77,900	57,634	61,169	38,744
Cash and cash equivalents at end of period	$66,223	$61,169	$66,223	$61,169
Supplemental disclosure of cash flow information:
Cash paid (received) for income taxes, net	$562	$(631)	$2,479	$4,937

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2013	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$25,586	$11,889	$—	$37,475
Intersegment revenue	194	11	(205)	—
Total net revenues	25,780	11,900	(205)	37,475
Operating income	$2,680	$1,793	$—	$4,473
Three months ended December 31, 2012	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$26,373	$10,655	$—	$37,028
Intersegment revenue	157	102	(259)	—
Total net revenues	26,530	10,757	(259)	37,028
Operating income	$3,387	$970	$—	$4,357
Twelve months ended December 31, 2013	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$111,955	$46,279	$—	$158,234
Intersegment revenue	814	452	(1,266)	—
Total net revenues	112,769	46,731	(1,266)	158,234
Operating income	$16,568	$7,710	$(22,000)	$2,278
Twelve months ended December 31, 2012	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$108,787	$42,381	$—	$151,168
Intersegment revenue	728	143	(871)	—
Total net revenues	109,515	42,524	(871)	151,168
Operating income	$21,481	$7,008	$(3,000)	$25,489

(a)
Includes a charge of $22.0 million and $3.0 million for the twelve months ended December 31, 2013 and 2012, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

	Twelve months ended
	December 31,
	2013	2012
GAAP operating expense	$138,554	$109,934
Unexchanged promotional shares (a)	22,000	3,000
Non-GAAP operating expense	$116,554	$106,934

GAAP operating income	$2,278	$25,489
Unexchanged promotional shares (a)	22,000	3,000
Non-GAAP operating income	$24,278	$28,489

GAAP operating margin	1.4%	16.9%
Unexchanged promotional shares (a)	13.9%	2.0%
Non-GAAP operating margin	15.3%	18.9%

GAAP effective tax rate	285.1%	29.5%
Unexchanged promotional shares (a)	(253.9)%	(3.1)%
Non-GAAP effective tax rate	31.2%	26.4%

GAAP net income (loss)	$(5,011)	$18,198
Unexchanged promotional shares (a)	22,000	3,000
Non-GAAP net income	$16,989	$21,198

Earnings (loss) per share	$(0.33)	$1.14
Unexchanged promotional shares (a)	1.44	0.19
Non-GAAP earnings per share (b)	$1.11	$1.33

(a)
Includes a charge of $22.0 million and a charge of $3.0 million for the twelve months ended December 31, 2013 and 2012, respectively, related to settlement agreements in connection with a dispute over unclaimed property audits.

(b)
Shares used to calculate non-GAAP earnings per share for the twelve months ended December 31, 2013 were 15,355,160, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share.

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